Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun to Record Fourth Quarter 2013 Charges

LOS ANGELES, California (February 13, 2014) – Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced that it expects to record pre-tax program-related charges of approximately $14.1 million in the 2013 fourth quarter, partially offset by reduced accrued compensation expenses of approximately $5.3 million. The program-related charges and compensation expense reductions are expected to decrease net income by approximately $5.5 million, or approximately $0.51 per diluted share, in the fourth quarter; the number of shares used in computing diluted earnings per share is approximately 10.9 million.

The program-related charges are for contracts in the Ducommun AeroStructures segment on the Embraer Legacy 450/500 aircraft and the Boeing 777 wing tip. The charge for the Embraer aircraft contracts consists of a $5.7 million asset impairment charge (principally tooling and development costs), a $1.9 million inventory write-off, and a $3.9 million contract loss reserve. The charge for the Boeing contract consists of a $1.3 million asset impairment charge (principally tooling) and a $1.3 million contract loss reserve. These charges result from estimated cost overruns for the development and production phases of the Embraer aircraft contracts, as well as difficulties in achieving previously-anticipated cost reductions for both the Embraer and Boeing contracts.

Anthony J. Reardon, the Company’s chairman and chief executive officer, stated, “We are clearly disappointed in the execution of these programs. To expand our content on such platforms, we bid somewhat aggressively and, unfortunately, did not meet our planned productivity improvements at the required pace. Moreover, the programs’ profitability problems were exacerbated by customer-generated product changes. While discussions with Boeing and Embraer continue, we’ve been unable to resolve these issues with equitable price adjustments to date. That said, we have implemented more rigorous program management protocols to improve our product development process, as well as our change control and pricing procedures, to mitigate such risks going forward.”

Recognition of additional losses in future periods continues to be a risk and will depend upon numerous factors including the Company’s sales forecast, the ability to achieve expected cost reductions, and the ability to resolve claims and assertions with the aforementioned customers.

Conference Call to Discuss Fourth Quarter Charges

Ducommun will host a special conference call to discuss this announcement today, February 13, at 2:00 p.m. PT (5:00 p.m. ET). Anthony J. Reardon, the Company’s chairman and chief executive officer, and Joseph P. Bellino, the Company’s vice president, treasurer and chief financial officer, will host the call. To participate in the teleconference, please call 866-318-8613 (international 617-399-5132) approximately ten minutes prior to the conference time. The participant passcode is 92697441.

Fourth Quarter Earnings Conference Call

Separately, Ducommun today announced that it plans to release the Company’s 2013 fourth quarter and year-end financial results after the market closes on Thursday, February 27, 2014 and then hold a conference call at 2:00 p.m. PT (5:00 p.m. ET) to review the financial results. To participate in the teleconference, call 877-280-4959 (international 857-244-7316) prior to the conference time. The participant passcode is 24331269. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

Both calls will be webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 98437516 and passcode 29953781, for the special call and the earnings call, respectively.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

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CONTACT:

Joseph P. Bellino	or	Chris Witty
Vice President and Chief Financial Officer		Investor Relations
(310) 513-7211		(646) 438-9385/cwitty@darrowir.com